The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Subject to Completion, Pricing Supplement dated April 28, 2003

PROSPECTUS Dated June 11, 2002                    Pricing Supplement No. 46 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-83616
Dated June 11, 2002                                    Dated            , 2003
                                                                Rule 424(b)(3)
                                   $
                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                            -----------------------

                             PLUS due June 30, 2004
         Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
                   Based on the Value of the S&P 500(R) Index
                  Performance Leveraged Upside Securities(SM)
                                  ("PLUS(SM)")

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $10 principal amount of PLUS you hold an amount in cash based upon the value of the S&P 500(R) Index. If the final value of the S&P 500 Index is greater than the initial value of the S&P 500 Index, you will receive a payment based on 300% of the percent increase in the value of the S&P 500
Index, subject to a maximum total payment at maturity equal to $        , or
     % of the issue price. If the final value of the S&P 500 Index is less than the initial value of the S&P 500 Index, you will receive for each $10 principal amount of PLUS you hold a payment that is less than the $10 issue price of the PLUS by an amount proportionate to the decrease in the value of the S&P 500 Index.

o    The principal amount and issue price of each PLUS is $10.

o    We will not pay interest on the PLUS.

o At maturity, if the final index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS you hold a payment equal to $10 plus the leveraged upside payment, which is equal to $10 multiplied by 300% of the percent increase in the value of the S&P 500
     Index, subject to a maximum total payment at maturity equal to $        ,
     or        % of the issue price. If the final index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS you hold a payment at maturity equal to $10 multiplied by the index performance factor, which will be less than or equal to 1.0.

     o The percent increase in the value of the S&P 500 Index will be equal to (i) the final index value minus the initial index value divided by
          (ii) the initial index value.

     o The index performance factor will be equal to (i) the final index value divided by (ii) the initial index value.

     o    The initial index value is          , the closing value of the S&P 500
          Index on the day we offer the PLUS for initial sale to the public.

     o The final index value will be the closing value of the S&P 500 Index on June 25, 2004.

o Investing in the PLUS is not equivalent to investing in the S&P 500 Index or its component stocks.

o We will apply to list the PLUS to trade under the proposed symbol "MPL" on the American Stock Exchange LLC.

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PLUS."

The PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------
                               PRICE $10 PER PLUS
                            -----------------------


                                            Price to              Agent's            Proceeds to
                                             Public             Commissions            Company
                                            --------            -----------          -----------

Per PLUS..............................        $                     $                    $
Total.................................        $                     $                    $

If you purchase at least 50,000 PLUS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be
$       per PLUS (    % of the issue price). In that case, the Agent's
commissions will be $       per PLUS.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and other offering material related to the PLUS, see "Supplemental Information Concerning Plan of Distribution" below.

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS in any jurisdiction, other than the United States, where action for that purpose is required. This pricing supplement and the accompanying prospectus supplement and prospectus may not be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PLUS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PLUS offered are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the PLUS at maturity is linked to the performance of the S&P 500 Index.

     "Performance Leveraged Upside Securities" and "PLUS" are our service marks. "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.


Each PLUS costs $10            We, Morgan Stanley, are offering Performance
                               Leveraged Upside Securities(SM) due June 30,
                               2004, Mandatorily Exchangeable for an Amount
                               Payable in U.S. Dollars Based on the Value of the S&P 500(R)Index, which we refer to as the PLUS(SM). The principal amount and issue price of each PLUS is $10.

No guaranteed return           Unlike ordinary debt securities, the PLUS do not
of principal; no interest      pay interest and do not guarantee any return of
                               principal at maturity. If the closing value of the S&P 500 Index on June 25, 2004, which we refer to as the final index value, is less than the closing value of the S&P 500 Index on the day we offer the PLUS for initial sale to the public, which we refer to as the initial index value, we will pay to you an amount in cash that is less than the $10 issue price of the PLUS by an amount proportionate to the decrease in the value of the S&P 500 Index.

Payment at maturity            At maturity, you will receive for each $10
based on the S&P 500           principal amount of PLUS you hold an amount in
Index                          cash based upon the value of the S&P 500 Index,
                               determined as follows:

                               o If the final index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS you hold a payment at maturity equal to:

                                     $10    +    leveraged upside payment

                                   , subject to a maximum total payment at
                                   maturity equal to $        , or       % of
                                   the issue price,

                                   where,

                                   leveraged upside payment  =  ($10  x  300%  x  index percent increase)

                                   and
                                                               final index value - initial index value
                                   index percent increase    = ---------------------------------------
                                                                         initial index value

                               o If the final index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS you hold a payment at maturity equal to:

                                   $10   x   index performance factor

                                   where,
                                                                final index value
                                   index performance factor =  -------------------
                                                               initial index value

                                   Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

                               On PS-5, we have provided a graph titled
                               "Hypothetical Payouts on the PLUS at Maturity," which illustrates the performance of the PLUS at maturity assuming a variety of hypothetical final index values. The graph does not show every situation that may occur.

                               You can review the historical values of the S&P 500 Index in the section of this pricing supplement called "Description of PLUS--Historical Information." The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

                               If a market disruption event occurs on June 25, 2004, the date the final index value is to be determined, the maturity date of the PLUS may be postponed. See the section of this pricing supplement called "Description of PLUS--Maturity Date."

                               Investing in the PLUS is not equivalent to investing in the S&P 500 Index or its component stocks.

Your return on the PLUS is     The return investors realize on the PLUS is
limited by the maximum         limited by the maximum payment at maturity. The
payment at maturity            maximum payment at maturity of each PLUS is
                               $        , or    % of the issue price. Because
                               you will not receive more than the maximum
                               payment at maturity, the effect of the leveraged
                               upside payment will be reduced as the index
                               value exceeds    % of the initial index value.
                               See "Hypothetical Payouts on the PLUS at
                               Maturity" on PS-5.

MS & Co. will be the           We have appointed our affiliate, Morgan Stanley
Calculation Agent              & Co. Incorporated, which we refer to as MS &
                               Co., to act as calculation agent for The Chase
                               Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the payment that you will receive at maturity.

Where you can find more        The PLUS are senior notes issued as part of our
information on the PLUS        Series C medium-term note program. You can find
                               a general description of our Series C
                               medium-term note program in the accompanying prospectus supplement dated June 11, 2002. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."

                               For a detailed description of the terms of the PLUS, you should read the section of this pricing supplement called "Description of PLUS." You should also read about some of the risks involved in investing in PLUS in the section of this pricing supplement called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the PLUS may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us                You may contact your local Morgan Stanley branch
                               office or our principal executive offices at 1585 Broadway, New York, New York 10036
                               (telephone number (212) 761-4000).

                  HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

     For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical final index values. The PLUS Zone illustrates the leveraging effect of the payment of the leveraged upside payment taking into account the maximum payment at maturity. The chart is based on the following hypothetical terms:

     o    Issue Price per PLUS: $10.00

     o    Initial Index Value: 900

     o    Maximum Payment at Maturity: $11.50 (115% of the Issue Price)

     Where the final index value is greater than the initial index value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity. Where the final index value is less than or equal to the initial index value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 multiplied by the index performance factor.

                               [GRAPHIC OMITTED]

                                  RISK FACTORS

     The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity. The payment at maturity is linked to the performance of the S&P 500 Index, subject to a maximum payment at maturity. To the extent that the closing value of the S&P 500 Index on June 25, 2004 is less than the closing value of the S&P 500 Index on the date we offer the PLUS for initial sale to the public, investors will receive a payment at maturity that is less than the issue price of the PLUS by an amount proportionate to the decrease in the value of the S&P 500 Index. Investing in the PLUS is not equivalent to investing directly in the S&P 500 Index or its component stocks. The return investors realize on the PLUS is limited by the maximum payment at maturity. This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.


PLUS do not pay interest or       The terms of the PLUS differ from those of
guarantee return of principal     ordinary debt securities in that we will not
                                  pay you interest on the PLUS or pay you the
                                  principal amount of the PLUS at maturity.
                                  Instead, at maturity you will receive for
                                  each $10 principal amount of PLUS you hold an
                                  amount in cash based upon the value of the
                                  S&P 500 Index. If the final index value is
                                  greater than the initial index value, you
                                  will receive an amount in cash equal to $10
                                  plus the leveraged upside payment, subject to
                                  a maximum total payment at maturity equal to
                                  $      , or    % of the issue price. If the
                                  final index value is less than the initial index value, you will receive an amount in cash that is less than the issue price of the PLUS by an amount proportionate to the decrease in the value of the S&P 500 Index.
                                  See "Hypothetical Payouts on the PLUS at
                                  Maturity" on PS-5.

Your appreciation                 The appreciation potential of the PLUS is
potential is limited              limited by the maximum payment at maturity of
                                  $        per PLUS, or    % of the issue
                                  price. As a result, you will not share in any
                                  appreciation of the S&P 500 Index above    %
                                  of the value of the S&P 500 Index on the day
                                  we offer the PLUS for initial sale to the
                                  public. In addition, because you will not
                                  receive more than the maximum payment at
                                  maturity, the effect of the leveraged upside
                                  payment will be reduced as the index value
                                  exceeds    % of the initial index value. See
                                  "Hypothetical Payouts on the PLUS at
                                  Maturity" on PS-5.

Secondary trading                 There may be little or no secondary market
may be limited                    for the PLUS. Although we will apply to list
                                  the PLUS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                  currently intends to act as a market maker for the PLUS but is not required to do so.

Market price of the               Several factors, many of which are beyond our
PLUS may be influenced            control, will influence the value of the
by many unpredictable             PLUS. We expect that generally the value of
factors                           the S&P 500 Index on any day will affect the
                                  value of the PLUS more than any other single factor. However, because the PLUS may pay a leveraged upside payment and because the PLUS are subject to a maximum payment at maturity, the PLUS will trade differently from the S&P
                                  500 Index. Other factors that may influence the value of the PLUS include:

                                    o the volatility (frequency and magnitude
                                      of changes in value) of the S&P 500 Index

                                    o the dividend rate on the stocks
                                      underlying the S&P 500 Index

                                    o geopolitical conditions and economic,
                                      financial, political, regulatory or
                                      judicial events that affect the stocks
                                      underlying the S&P 500 Index or
                                      stock markets generally and which may
                                      affect the value of the S&P 500 Index

                                    o interest and yield rates in the market

                                    o the time remaining until the PLUS mature

                                    o our creditworthiness

                                  Some or all of these factors will influence the price you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the principal amount if the value of the S&P 500 Index is at or below the closing value of the S&P 500 Index on the day we offer the PLUS for initial sale to the public.

                                  You cannot predict the future performance of
                                  the S&P 500 Index based on its historical
                                  performance. The value of the S&P 500 Index
                                  may decrease so that you will receive at
                                  maturity a payment that is less than the
                                  principal amount of the PLUS by an amount
                                  proportionate to the decrease in the value of the S&P 500 Index. There can also be no assurance that the value of the S&P 500 Index will increase so that you will receive at maturity more than the principal amount of the PLUS or that the value of the S&P 500
                                  Index will not increase beyond    % of the
                                  initial index value. You will no longer share in the performance of the S&P 500 Index at
                                  index values above    % of the initial index
                                  value.

Adjustments to the S&P 500        Standard & Poor's Corporation, or S&P(R), is
Index could adversely affect      responsible for calculating and maintaining
the value of the PLUS             the S&P 500 Index. You should not conclude
                                  that the inclusion of a stock in the S&P 500
                                  Index is an investment recommendation by us of that stock. S&P can add, delete or substitute the stocks underlying the S&P 500
                                  Index or make other methodological changes that could change the value of the S&P 500
                                  Index. S&P may discontinue or suspend
                                  calculation or dissemination of the S&P 500
                                  Index. Any of these actions could adversely affect the value of the PLUS.

                                  S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PLUS will be an amount based on the closing prices of the stocks underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

You have no                       Investing in the PLUS is not equivalent to
shareholder rights                investing in the S&P 500 Index or its
                                  component stocks. As an investor in the PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

Adverse economic interests        Because the calculation agent, MS & Co., is
of the calculation agent          our affiliate, the economic interests of the
and its affiliates may affect     calculation agent and its affiliates may be
determinations                    adverse to your interests as an investor in
                                  the PLUS. As calculation agent, MS & Co. will calculate the payment we will pay to you at maturity. Determinations made by MS&Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the S&P 500
                                  Index, may affect the payout to you at
                                  maturity. See the sections of this pricing supplement called "Description of
                                  PLUS--Market Disruption Event" and
                                  "--Discontinuance of the S&P 500 Index;
                                  Alteration of Method of Calculation."

Hedging and trading activity      We expect that MS & Co. and other affiliates
by the calculation agent and      will carry out hedging activities related to
its affiliates could potentially  the PLUS (and possibly to other instruments
adversely affect the value of     linked to the S&P 500 Index or its component
the S&P 500 Index                 stocks), including trading in the stocks
                                  underlying the S&P 500 Index as well as in other instruments related to the S&P 500
                                  Index. MS & Co. and some of our other
                                  subsidiaries also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P 500 Index on a regular basis as part of their general broker-dealer businesses. Any of these hedging or trading activities could potentially affect the value of the S&P 500
                                  Index and, accordingly, could affect the payout to you on the PLUS.

The characterization of the       You should also consider the tax consequences
PLUS for federal income tax       of investing in the PLUS. There is no direct
purposes is uncertain             legal authority as to the proper tax
                                  treatment of the PLUS, and therefore
                                  significant aspects of their tax treatment are uncertain. Pursuant to the terms of the PLUS, you have agreed with us to treat a PLUS as a single financial contract, as described in the section of this pricing supplement called "Description of PLUS--United States
                                  Federal Income Taxation--General." If the
                                  Internal Revenue Service (the "IRS") were successful in asserting an alternative characterization for the PLUS, the timing and character of income or loss with respect to the PLUS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of
                                  PLUS--United States Federal Income Taxation."
                                  You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PLUS.

                              DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PLUS" refers to each $10 principal amount of our PLUS due June 30, 2004, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the S&P 500 Index(R). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount...............   $

Original Issue Date
(Settlement Date)..............           , 2003

Maturity Date..................   June 30, 2004, subject to extension in the
                                  event of a Market Disruption Event on the Index Valuation Date.

                                  If due to a Market Disruption Event or
                                  otherwise, the Index Valuation Date for
                                  determining the Final Index Value is
                                  postponed so that it falls on or after June
                                  28, 2004, the Maturity Date will be the
                                  second Trading Day following the Index
                                  Valuation Date. See "--Final Index Value" below.

Issue Price....................   $10 per PLUS

Denominations..................   $10 and integral multiples thereof

CUSIP..........................   61748A304

ISIN...........................   US61748A3041

Common Code....................

Interest Rate..................   None

Specified Currency.............   U.S. dollars

Payment at Maturity............   At maturity, upon delivery of the PLUS to the
                                  Trustee, we will pay with respect to the $10 principal amount of each PLUS an amount in cash equal to (i) if the Final Index Value is greater than the Initial Index Value, the lesser of (a) $10 plus the Leveraged Upside
                                  Payment and (b) the Maximum Payment at
                                  Maturity or (ii) if the Final Index Value is less than or equal to the Initial Index
                                  Value, $10 times the Index Performance
                                  Factor. See "--Discontinuance of the S&P 500
                                  Index; Alteration of Method of Calculation" below.

                                  We shall, or shall cause the Calculation
                                  Agent to, (i) provide written notice to the Trustee and to the Depositary, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver such cash to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity

                                  Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Leveraged Upside Payment ......   The product of (i) $10 and (ii) 300% and
                                  (iii) the Index Percent Increase.

Maximum Payment at Maturity....   $

Index Percent Increase.........   A fraction, the numerator of which is the
                                  Final Index Value minus the Initial Index
                                  Value and the denominator of which is the Initial Index Value.

Index Performance Factor.......   A fraction, the numerator of which is the
                                  Final Index Value and the denominator of which is the Initial Index Value

Final Index Value..............   The Index Closing Value on the June 25, 2004
                                  (the "Index Valuation Date").

Initial Index Value............             , which is the Index Closing Value
                                  on the day we offer the PLUS for initial sale to the public.

Index Closing Value............   The Index Closing Value on any Trading Day
                                  will equal the official closing value of the S&P 500 Index or any Successor Index (as defined under "--Discontinuance of the S&P
                                  500 Index; Alteration of Method of
                                  Calculation" below) published following the close of the principal trading sessions of the New York Stock Exchange (the "NYSE"), the
                                  AMEX and the Nasdaq National Market on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the S&P 500 Index described under "--Discontinuance of the S&P
                                  500 Index; Alteration of Method of
                                  Calculation."

Trading Day....................   A day, as determined by the Calculation
                                  Agent, on which trading is generally
                                  conducted on the NYSE, the AMEX, the Nasdaq
                                  National Market, the Chicago Mercantile
                                  Exchange and the Chicago Board of Options
                                  Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note..............   Book Entry. The PLUS will be issued in the
                                  form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. You may also hold your beneficial interest in the PLUS through Clearstream, Luxembourg or the Euroclear operator directly, if you are a participant in those systems, or indirectly through a securities intermediary acting on your behalf as a direct or indirect participant in those systems. Clearstream, Luxembourg and the
                                  Euroclear operator will hold beneficial
                                  interests on behalf of their participants on the books of their respective depositories, which in turn will hold beneficial interests in the PLUS on the books of DTC. See "Series
                                  C Notes and Series C Units Offered on a
                                  Global Basis" in the accompanying prospectus supplement. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                                  Securities--Global Securities--Registered
                                  Global Securities" in the accompanying
                                  prospectus.

Senior Note or Subordinated
Note...........................   Senior

Trustee........................   JPMorgan Chase Bank (formerly known as The
                                  Chase Manhattan Bank)

Agent..........................   MS & Co.

Calculation Agent..............   MS & Co.

                                  All determinations made by the Calculation
                                  Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                  All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g. .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                                  Because the Calculation Agent is our
                                  affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event........   "Market Disruption Event" means, with respect
                                  to the S&P 500 Index:

                                  (i) a suspension, absence or material
                                  limitation of trading of stocks then
                                  constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major U.S. securities market for trading in futures or options contracts related to the S&P 500 Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                  (ii) a determination by the Calculation Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to adjust or unwind all or a material portion of the hedge with respect to the PLUS.

                                  For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500 Index shall be based on a comparison of (x) the portion of the level of the S&P 500 Index attributable to that security relative to (y) the overall level of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                  For purposes of determining whether a Market
                                  Disruption Event has occurred: (1) a
                                  limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption
                                  Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                  (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (x) a price change exceeding limits set by such exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange..............   "Relevant Exchange" means the primary U.S.
                                  organized exchange or market of trading for any security (or any combination thereof) then included in the S&P 500 Index or any Successor Index.

Alternate Exchange
Calculation in Case of an
Event of Default...............   In case an event of default with respect to
                                  the PLUS shall have occurred and be
                                  continuing, the amount declared due and
                                  payable per PLUS upon any acceleration of the PLUS shall be determined by the Calculation
                                  Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index Closing Value as of the date of acceleration as the Final Index Value.

                                  If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The S&P 500 Index..............   We have derived all information contained in
                                  this pricing supplement regarding the S&P 500
                                  Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                  The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                  The S&P 500 Index is calculated using a
                                  base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                  An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                  The actual total Market Value of the
                                  Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                  Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                  To prevent the value of the Index from
                                  changing due to corporate actions, all
                                  corporate actions which affect the total
                                  Market Value of the Index require an Index
                                  Divisor adjustment. By adjusting the Index
                                  Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                  The table below summarizes the types of S&P
                                  500 Index maintenance adjustments and
                                  indicates whether or not an Index Divisor adjustment is required.

                                                                                          Divisor
                                       Type of                                           Adjustment
                                  Corporate Action           Adjustment Factor            Required
                                  ----------------           -----------------            --------
                                  Stock split             Shares Outstanding multiplied         No
                                     (i.e., 2-for-1)      by 2; Stock Price divided by 2

                                  Share issuance          Shares Outstanding plus newly        Yes
                                    (i.e., change >= 5%)  issued Shares
                                                  -
                                  Share repurchase        Shares Outstanding minus             Yes
                                    (i.e., change >= 5%)  Repurchased Shares
                                                  -
                                  Special cash            Share Price minus Special            Yes
                                     dividends            Dividend

                                  Company change          Add new company Market               Yes
                                                          Value minus old company
                                                          Market Value

                                  Rights offering         Price of parent company minus        Yes

                                                            Price of Rights
                                                            ---------------
                                                            ( Right Ratio )

                                  Spin-Off                Price of parent company minus        Yes

                                                            Price of Spinoff Co.
                                                          -----------------------
                                                          ( Share Exchange Ratio )

                                  Stock splits and stock dividends do not
                                  affect the Index Divisor of the S&P 500
                                  Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                  Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                  Post-Event Aggregate Market Value
                                  ---------------------------------   =   Pre-Event Index Value
                                         New Divisor

                                                  Post-Event Aggregate Market Value
                                  New Divisor  =  ---------------------------------
                                                          Pre-Event Index Value

                                  A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the S&P 500     If S&P discontinues publication of the S&P
 Index; Alteration of Method      500 Index and S&P or another entity publishes
 of Calculation................   a successor or substitute index that MS &
                                  Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq
                                  National Market or the relevant exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                                  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PLUS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                  If S&P discontinues publication of the S&P
                                  500 Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines that no Successor Index is available at such time, then, on such date, the Calculation Agent will determine the Index Closing Value in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500 Index on the Relevant Exchange. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the PLUS.

                                  If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and determine the Final Index Value with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.........   The following table sets forth the high and
                                  low Index Closing Values, as well as
                                  end-of-quarter Index Closing Values, of the S&P 500 Index for each quarter in the period from January 1, 1998 through April 25, 2003.
                                  The Index Closing Value on April 25, 2003 was
                                  898.81. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                  The value of the S&P 500 Index may decrease
                                  so that you will receive a payment at
                                  maturity that is less than the principal
                                  amount of the PLUS. We cannot give you any
                                  assurance that the value of the S&P 500 Index will increase so that at maturity you will receive a payment in excess of the principal amount of the PLUS, or that the value of the
                                  S&P 500 Index will not increase beyond     %
                                  of the Initial Index Value. Because your return is linked to the value of the S&P 500 Index at maturity, there is no guaranteed return of principal.

                                  If the Final Index Value is less than the Initial Index Value, you will lose money on your investment.

                                                                         High          Low       Period End
                                                                       -------       -------     ----------
                                  1998:
                                   First Quarter.............          1105.65        927.69      1101.75
                                   Second Quarter............          1138.49       1077.01      1133.84
                                   Third Quarter.............          1186.75        957.28      1017.01
                                   Fourth Quarter............          1241.81        959.44      1229.23

                                  1999:
                                   First Quarter.............          1316.55       1212.19      1286.37
                                   Second Quarter............          1372.71       1281.41      1372.71
                                   Third Quarter.............          1418.78       1268.37      1282.71
                                   Fourth Quarter............          1469.25       1247.41      1469.25
                                  2000:
                                   First Quarter.............          1527.46       1333.36      1498.58
                                   Second Quarter ...........          1516.35       1356.56      1454.60
                                   Third Quarter.............          1520.77       1419.89      1436.51
                                   Fourth Quarter............          1436.28       1264.74      1320.28


                                     PS-17

                                                                         High          Low       Period End
                                                                       -------       -------     ----------
                                  2001:
                                   First Quarter.............          1373.73       1117.58      1160.33
                                   Second Quarter ...........          1312.83       1103.25      1224.42
                                   Third Quarter.............          1236.72        965.80      1040.94
                                   Fourth Quarter............          1170.35       1038.55      1148.08
                                  2002:
                                   First Quarter.............          1172.51       1080.17      1147.39
                                   Second Quarter ...........          1146.54        973.53       989.82
                                   Third Quarter.............           989.03        797.70       815.28
                                   Fourth Quarter............           938.87        776.76       879.82
                                  2003:
                                   First Quarter.............           931.66        800.73       848.18
                                   Second Quarter (through              919.02        858.48       898.81
                                      April 25, 2003)........

Use of Proceeds and Hedging....   The net proceeds we receive from the sale of
                                  the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the PLUS. See also "Use of Proceeds" in the accompanying prospectus.

                                  On or prior to the date of this pricing
                                  supplement, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the PLUS by taking positions in the stocks underlying the S&P 500 Index, in futures or options contracts on the S&P 500 Index or its component securities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the PLUS. Purchase activity could potentially increase the value of the S&P 500 Index, and therefore effectively increase the level to which the S&P 500 Index must rise before you would receive at maturity a payment that exceeds the principal amount of the PLUS. Although we have no reason to believe that our hedging activity will have a material impact on the value of the S&P 500 Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities on the Index Valuation Date.

Supplemental Information
Concerning Plan of
Distribution...................   Under the terms and subject to conditions
                                  contained in the U.S. distribution agreement
                                  referred to in the prospectus supplement
                                  under "Plan of Distribution," the Agent,
                                  acting as principal for its own account, has
                                  agreed to purchase, and we have agreed to
                                  sell, the principal amount of PLUS set forth
                                  on the cover of this pricing supplement. The
                                  Agent proposes initially to offer the PLUS
                                  directly to the public at the public offering
                                  price set forth on the cover page
                                  of this pricing supplement plus accrued
                                  interest, if any, from the Original Issue
                                  Date; provided that the price will be $
                                  per PLUS and the underwriting discounts and
                                  commissions will be $       per PLUS for
                                  purchasers of 50,000 or more PLUS in any
                                  single transaction, subject to the holding
                                  period requirements described below. The Agent
                                  may allow a concession not in excess of     %
                                  of the principal amount of the PLUS to other
                                  dealers, which may include Morgan Stanley &
                                  Co. International Limited and Bank Morgan
                                  Stanley AG. We expect to deliver the PLUS
                                  against payment therefor in New York, New York
                                  on         , 2003. After the initial offering
                                  of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

                                  Where an investor purchases 50,000 or more
                                  PLUS in a single transaction at the reduced
                                  price, approximately     % of the PLUS
                                  purchased by the investor (the "Delivered
                                  PLUS") will be delivered on the Settlement
                                  Date. The balance of approximately      % of
                                  the PLUS (the "Escrowed PLUS") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered PLUS have held all of the Delivered PLUS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered PLUS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed PLUS will be forfeited by the investor and not delivered to it. The Escrowed PLUS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per PLUS for such investors to 100% of the principal amount of the PLUS. Should investors who are subject to the holding period requirement sell their PLUS once the holding period is no longer applicable, the market price of the PLUS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                  The PLUS are being offered on a global basis. See "Series C Notes and Series C Units Offered on a Global Basis" in the accompanying prospectus supplement.

                                  In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS or the level of the S&P 500 Index. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the S&P 500
                                  Index it does not own, creating a naked short position in the PLUS or the individual stocks underlying the S&P 500 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the PLUS or the individual stocks underlying the S&P 500 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS or the individual stocks underlying the S&P 500 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual stocks underlying the S&P 500 Index in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                  General

                                  No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                  The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                  Brazil

                                  The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                  Chile

                                  The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                  Hong Kong

                                  The PLUS may not be offered or sold in Hong
                                  Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                  Mexico

                                  The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                  Singapore

                                  This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

License Agreement between
Standard & Poor's Corporation
and Morgan Stanley.............   S&P and Morgan Stanley have entered into a
                                  non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the PLUS.

                                  The license agreement between S&P and Morgan
                                  Stanley provides that the following language must be set forth in this pricing supplement:

                                  The PLUS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the PLUS. S&P has no obligation to take our needs or the needs of the owners of the PLUS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

                                  S&P DOES NOT GUARANTEE THE ACCURACY AND/OR
                                  THE COMPLETENESS OF THE S&P 500 INDEX OR ANY
                                  DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                  "Standard & Poor's(R)," "S&P(R)," "S&P
                                  500(R)," "Standard & Poor's 500" and "500"
                                  are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension
Plans and Insurance Companies..   Each fiduciary of a pension, profit-sharing
                                  or other employee benefit plan subject to the Employee Retirement Income Security Act of
                                  1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                  ERISA and would be consistent with the
                                  documents and instruments governing the Plan.

                                  In addition, we and certain of our
                                  subsidiaries and affiliates, including MS &
                                  Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the PLUS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
                                  Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                  The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                  Because we may be considered a party in
                                  interest with respect to many Plans, the PLUS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the PLUS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                  Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with

                                  "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                  Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the PLUS.

                                  Purchasers of the PLUS have exclusive
                                  responsibility for ensuring that their
                                  purchase and holding of the PLUS do not
                                  violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal
Income Taxation................   The following summary is based on the advice
                                  of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                  federal income tax consequences to initial investors in the PLUS that (i) purchase the PLUS at their Issue Price and (ii) will hold the PLUS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to investors subject to special treatment under the U.S.
                                  federal income tax laws (e.g., certain
                                  financial institutions, tax-exempt
                                  organizations, dealers in options or
                                  securities, or persons who hold the PLUS as part of a hedging transaction, straddle, conversion or other integrated transaction).
                                  As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                  General

                                  Pursuant to the terms of the PLUS, we and every investor in the PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PLUS for all tax purposes as a single financial contract with respect to the DJIA that (1) requires the investor to pay us at inception an amount equal to the purchase price of the PLUS and (2) entitles the investor to receive at maturity an amount in cash based upon the performance of the DJIA. The characterization of the PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to their proper characterization for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PLUS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative characterizations of the PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                                  U.S. Holders

                                  As used herein, the term "U.S. Holder" means a beneficial owner of PLUS that for U.S. federal income tax purposes is:

                                  o  a citizen or resident of the United
                                     States;
                                  o a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof; or
                                  o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                  Tax Treatment of the PLUS

                                  Tax basis. A U.S. Holder's tax basis in the PLUS will equal the amount paid by the U.S. Holder to acquire the PLUS.

                                  Settlement of the PLUS at maturity. Upon receipt of cash at maturity, a U.S. Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's basis in the PLUS.

                                  Sale or exchange of the PLUS. Upon a sale or exchange of the PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's basis in the PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PLUS for more than one year at the time of disposition.

                                  Possible Alternative Tax Treatments of an
                                  Investment in the PLUS

                                  Due to the absence of authorities that
                                  directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                  If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected.
                                  Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity, upon early retirement of the PLUS pursuant to our call right, or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                  Even if the Contingent Payment Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis. Accordingly, prospective investors are urged to consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

                                  Backup Withholding and Information Reporting

                                  A U.S. Holder of the PLUS may be subject to information reporting and to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                  Non-U.S. Holders

                                  The discussion under this heading applies to you only if you are a "Non-U.S. Holder." This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax or for whom income or gain in respect of the PLUS are effectively connected with a trade or business in the United States.

                                  A Non-U.S. Holder is a beneficial owner of PLUS that for U.S. federal income tax purposes is:

                                  o  a nonresident alien individual;
                                  o  a foreign corporation; or
                                  o  a foreign trust or estate.

                                  A Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder, except that gain from the sale or exchange of the PLUS or their settlement at maturity may be subject to U.S. federal income tax if such Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale or exchange (or settlement at maturity) and certain other conditions are satisfied.

                                  Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder will be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certain certification procedures establishing that it is not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person) or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.